Exhibit 99.1

HESS CORPORATION

HESS REPORTS ESTIMATED RESULTS FOR THE FOURTH QUARTER OF 2020
Fourth Quarter Financial and Operational Highlights:
•Net loss was $97 million, or $0.32 per common share, compared with a net loss of $222 million, or $0.73 per common share in the fourth quarter of 2019
•Adjusted net loss1 was $176 million, or $0.58 per common share, compared with an adjusted net loss of $180 million, or $0.60 per common share in the prior-year quarter
•Completed the sale of the Corporation's 28% working interest in the Shenzi Field in the deepwater Gulf of Mexico for net proceeds of $482 million, after closing adjustments
•Oil and gas net production, excluding Libya, averaged 309,000 barrels of oil equivalent per day (boepd), down from 316,000 boepd in the fourth quarter of 2019; Bakken net production was 189,000 boepd, up 9% from 174,000 boepd in the prior-year quarter
•Production from Phase 1 of the Liza Field development on the Stabroek Block, offshore Guyana, reached its nameplate capacity of 120,000 gross barrels of oil per day (bopd) in December
•E&P capital and exploratory expenditures were $371 million, compared with $876 million in the prior-year quarter
•Cash and cash equivalents, excluding Midstream, were $1.74 billion at December 31, 2020
•Year-end proved reserves were 1,170 million barrels of oil equivalent (boe); organic reserve replacement for 2020 was 95% (158% excluding price revisions)
2021 Guidance:
•Net production, excluding Libya, is forecast to be approximately 310,000 boepd
•E&P capital and exploratory expenditures are expected to be $1.9 billion
NEW YORK, January 27, 2021 — Hess Corporation (NYSE: HES) today reported a net loss of $97 million, or $0.32 per common share, in the fourth quarter of 2020, compared with a net loss of $222 million, or $0.73 per common share, in the fourth quarter of 2019.  On an adjusted basis, the Corporation reported a net loss of $176 million, or $0.58 per common share, in the fourth quarter of 2020, compared with an adjusted net loss of $180 million, or $0.60 per common share, in the prior-year quarter.  Adjusted after-tax results reflect reductions in operating costs, exploration expense and depreciation, depletion and amortization expenses compared with the fourth quarter of 2019, which were largely offset by lower realized crude oil selling prices in the fourth quarter of 2020.

1.“Adjusted net income (loss)” is a non-GAAP financial measure.  The definition of this non-GAAP measure and a reconciliation to its nearest GAAP equivalent measure appears on pages 7 and 8.

“We are successfully executing our strategy which has positioned our company to deliver industry leading cash flow growth over the next decade,” CEO John Hess said. “In 2021, our priorities remain to preserve cash, capability and the long term value of our assets, with more than 80% of our capital expenditures allocated to our high return investments in Guyana and the Bakken.”
After-tax income (loss) by major operating activity was as follows:

	Three Months Ended December 31, (unaudited)		Year Ended December 31, (unaudited)
	2020	2019	2020	2019

	(In millions, except per share amounts)
Net Income (Loss) Attributable to Hess Corporation
Exploration and Production	$(39)	$(64)	$(2,841)	$53
Midstream	62	33	230	144
Corporate, Interest and Other	(120)	(191)	(482)	(605)
Net income (loss) attributable to Hess Corporation	$(97)	$(222)	$(3,093)	$(408)
Net income (loss) per common share (diluted) (a)	$(0.32)	$(0.73)	$(10.15)	$(1.37)

Adjusted Net Income (Loss) Attributable to Hess Corporation
Exploration and Production	$(118)	$(124)	$(643)	$(10)
Midstream	62	49	230	160
Corporate, Interest and Other	(120)	(105)	(481)	(431)
Adjusted net income (loss) attributable to Hess Corporation	$(176)	$(180)	$(894)	$(281)
Adjusted net income (loss) per common share (diluted) (a)	$(0.58)	$(0.60)	$(2.93)	$(0.95)

Weighted average number of shares (diluted)	305.1	302.8	304.8	301.2

(a)Calculated as net income (loss) attributable to Hess Corporation less preferred stock dividends, divided by weighted average number of diluted shares.

Exploration and Production:
E&P net loss was $39 million in the fourth quarter of 2020, compared with a net loss of $64 million in the fourth quarter of 2019.  On an adjusted basis, E&P's fourth quarter 2020 net loss was $118 million, compared with an adjusted net loss of $124 million in the prior-year quarter.  The Corporation’s average realized crude oil selling price, excluding the effect of hedging, was $39.45 per barrel in the fourth quarter of 2020, compared with $55.05 per barrel in the prior-year quarter, primarily reflecting a decrease in benchmark oil prices. Crude oil hedging activities improved after-tax results by $112 million in the fourth quarter of 2020, compared with losses of $2 million in the fourth quarter of 2019.  Including hedging, the Corporation’s average realized crude oil selling price was $45.32 per barrel in the fourth quarter of 2020, compared with $54.90 per barrel in the year-ago quarter. The average realized natural gas liquids (NGL) selling price in the fourth quarter of 2020 was $15.80 per barrel, compared with $13.87 per barrel in the prior-year quarter, while the average realized natural gas selling price was $3.35 per mcf, compared with $3.48 per mcf in the fourth quarter of 2019.
Net production, excluding Libya, was 309,000 boepd in the fourth quarter of 2020, compared with 316,000 boepd in the fourth quarter of 2019.  Production from Libya resumed in the fourth quarter of 2020 and averaged a net rate of 12,000 boepd compared with 22,000 boepd in the fourth quarter of 2019.
Cash operating costs, which include operating costs and expenses, production and severance taxes, and E&P general and administrative expenses, were $11.31 per boe in the fourth quarter of 2020, down 10% from $12.59 per boe in the prior-year quarter due to cost reduction initiatives and lower production and severance taxes. Cash operating costs in the fourth quarter of 2020 included workover and hurricane-related maintenance costs in the Gulf of Mexico.
Oil and Gas Reserves Estimates:
Oil and gas proved reserves at December 31, 2020, which are subject to final review, were 1,170 million boe, compared with 1,197 million boe at December 31, 2019. Net proved reserve additions in 2020 of 117 million boe included net negative revisions of 79 million boe due to lower commodity prices. The net additions were primarily related to Guyana, which included the sanction of the Payara development in 2020. Excluding asset sales, the Corporation replaced 95% of its 2020 production (158% excluding price revisions) at a finding and development cost of approximately $15.25 per boe (approximately $9.10 per boe excluding price revisions).

Operational Highlights for the Fourth Quarter of 2020:
Bakken (Onshore U.S.):  Net production from the Bakken increased to 189,000 boepd from 174,000 boepd in the prior-year quarter. Net oil production was 97,000 bopd compared with 106,000 bopd in the fourth quarter of 2019, primarily due to decreased drilling and completion activity as a result of reducing the number of operated rigs from six to one in May 2020. Natural gas and NGL production increased from additional natural gas captured and processed, and approximately 6,000 boepd of additional volumes received under percentage of proceeds contracts resulting from lower prices. The Corporation operated one rig in the fourth quarter, drilling 7 wells, completing 8 wells, and bringing 12 new wells online.
As previously announced, the Corporation chartered three very large crude carriers (VLCCs) to transport and store a total of 6.3 million barrels of Bakken crude oil produced during the second and third quarters of 2020 for sale in Asian markets. The first VLCC cargo of 2.1 million barrels was sold in September and cash proceeds were received in October. In December, the Corporation entered into agreements to sell the second and third VLCC cargos totaling 4.2 million barrels for delivery in the first quarter of 2021. The sales, including associated hedging gains and costs will be recognized, and cash proceeds will be received, in the first quarter of 2021.
Gulf of Mexico (Offshore U.S.):  Net production from the Gulf of Mexico was 32,000 boepd, compared with 70,000 boepd in the prior-year quarter reflecting downtime for hurricane-related maintenance in the quarter and lower production from the Shenzi Field, which was sold in November 2020 for net proceeds of $482 million. Net production from the Shenzi Field was 3,000 boepd in the fourth quarter of 2020 compared with 12,000 boepd in the fourth quarter of 2019.
Guyana (Offshore): At the Stabroek Block (Hess – 30%), the Corporation’s net production from the Liza Field, which commenced in December 2019, averaged 26,000 bopd in the fourth quarter of 2020.  The operator, Esso Exploration and Production Guyana Limited, completed the commissioning of the natural gas injection system allowing the Liza Destiny floating production, storage and offloading vessel (FPSO) to reach its nameplate capacity of 120,000 gross bopd in December. Phase 2 of the Liza Field development, which will utilize the Liza Unity FPSO with an expected capacity of 220,000 gross bopd, remains on target to achieve first oil by early 2022. The Payara development was sanctioned in September 2020 and will utilize the Prosperity FPSO with an expected capacity of 220,000 gross bopd, with first oil targeted in 2024.
At the Kaieteur Block (Hess – 15%), the operator, Esso Exploration and Production Guyana Limited, completed drilling of the Tanager-1 exploration well, which did not encounter commercial quantities of hydrocarbons on a stand-alone basis. Fourth quarter results include a charge of $14 million in exploration expense for well costs incurred. At the Stabroek Block, the Hassa-1 well encountered approximately 50 feet of oil bearing reservoir in deeper geologic intervals, although the well did not encounter oil in the primary target areas. Well data will be incorporated into future exploration and development planning.
After drilling the Tanager-1 well, the Stena Carron drillship completed appraisal work at the Redtail-1 well before moving to the Canje Block, offshore Guyana. After drilling the Hassa-1 well, the Noble Don Taylor drillship began development drilling at Liza Phase 2. The Noble Bob Douglas and the Noble Tom Madden drillships are currently drilling and completing Liza Phase 2 development wells.
Malaysia and JDA (Offshore): Net production at the North Malay Basin and JDA was 56,000 boepd, compared with 64,000 boepd in the prior-year quarter, reflecting COVID-19 impacts on economic activity in Malaysia and Thailand which reduced natural gas nominations.
Midstream:
The Midstream segment had net income of $62 million in the fourth quarter of 2020, compared with net income of $33 million in the prior-year quarter.  On an adjusted basis, fourth quarter 2019 net income was $49 million. The improved fourth quarter 2020 results were primarily driven by higher volumes and tariff rates, and lower maintenance expenses.
Corporate, Interest and Other:
After-tax expense for Corporate, Interest and Other was $120 million in the fourth quarter of 2020, compared with $191 million in the fourth quarter of 2019. On an adjusted basis, after-tax expense for Corporate, Interest and Other was $105 million in the fourth quarter of 2019. Interest expense increased $17 million compared with the prior-year quarter due to interest on the Corporation's $1.0 billion three year term loan entered into in March 2020 and a decrease in capitalized interest.
Capital and Exploratory Expenditures:
E&P capital and exploratory expenditures were $371 million in the fourth quarter of 2020, down from $876 million in the prior-year quarter. The decrease is primarily driven by a reduced rig count in the Bakken and lower activity in the Gulf of Mexico. Midstream capital expenditures were $51 million in the fourth quarter of 2020, down from $108 million in the prior-year quarter.
Liquidity:
Excluding the Midstream segment, Hess Corporation had cash and cash equivalents of $1.74 billion and debt and finance lease obligations totaling $6.6 billion at December 31, 2020. The Corporation’s debt to capitalization ratio as defined in its debt covenants was 47.5% at December 31, 2020 and 39.6% at December 31, 2019. Net proceeds of $482 million from the sale of the

Corporation's interest in the Shenzi Field were received in the fourth quarter. Realized settlements on closed crude oil put option contracts for the full year of 2020 totaled approximately $875 million.
The Midstream segment had cash and cash equivalents of $4 million and total debt of $1.9 billion at December 31, 2020.
Net cash provided by operating activities was $486 million in the fourth quarter of 2020, up from $286 million in the fourth quarter of 2019. Net cash provided by operating activities before changes in operating assets and liabilities2 was $532 million in the fourth quarter of 2020, compared with $520 million in the prior-year quarter.  Changes in operating assets and liabilities decreased cash flow from operating activities by $46 million during the fourth quarter of 2020 and by $234 million in the fourth quarter of 2019. Proceeds from the September sale of the first VLCC cargo of 2.1 million barrels of oil were received in October and are a component of changes in operating assets and liabilities for the fourth quarter. Proceeds from the sale of the second and third VLCC cargos totaling 4.2 million barrels of oil will be received in the first quarter of 2021.
For calendar year 2021, the Corporation has purchased WTI put options with an average monthly floor price of $45 per barrel for 100,000 bopd, and Brent put options with an average monthly floor price of $50 per barrel for 20,000 bopd.
Items Affecting Comparability of Earnings Between Periods:
The following table reflects the total after-tax income (expense) of items affecting comparability of earnings between periods:

	Three Months Ended December 31, (unaudited)		Year Ended December 31, (unaudited)
	2020	2019	2020	2019

	(In millions)
Exploration and Production	$79	$60	$(2,198)	$63
Midstream	—	(16)	—	(16)
Corporate, Interest and Other	—	(86)	(1)	(174)
Total items affecting comparability of earnings between periods	$79	$(42)	$(2,199)	$(127)
Fourth Quarter 2020:  Fourth quarter results included a pre-tax gain of $79 million ($79 million after income taxes) associated with the sale of the Corporation's 28% working interest in the Shenzi Field in the deepwater Gulf of Mexico.

2.“Net cash provided by (used in) operating activities before changes in operating assets and liabilities” is a non-GAAP financial measure.  The definition of this non-GAAP measure and a reconciliation to its nearest GAAP equivalent measure appears on pages 7 and 8.

Fourth Quarter 2019:  E&P results included a noncash income tax benefit of $60 million resulting from the reversal of a valuation allowance against net deferred tax assets in Guyana upon achieving first production from the Liza Field. Midstream results included a pre-tax charge of $30 million ($16 million after noncontrolling interests) for nonrecurring transaction related costs for HESM’s acquisition of HIP and corporate restructuring. Corporate, Interest and Other results included an allocation of noncash income tax expense of $86 million that was previously a component of accumulated other comprehensive income related to the Corporation's 2019 crude oil hedge contracts.
Reconciliation of U.S. GAAP to Non-GAAP Measures:
The following table reconciles reported net income (loss) attributable to Hess Corporation and adjusted net income (loss):

	Three Months Ended December 31, (unaudited)		Year Ended December 31, (unaudited)
	2020	2019	2020	2019

	(In millions)
Net income (loss) attributable to Hess Corporation	$(97)	$(222)	$(3,093)	$(408)
Less: Total items affecting comparability of earnings between periods	79	(42)	(2,199)	(127)
Adjusted net income (loss) attributable to Hess Corporation	$(176)	$(180)	$(894)	$(281)
The following table reconciles reported net cash provided by (used in) operating activities from net cash provided by (used in) operating activities before changes in operating assets and liabilities:

	Three Months Ended December 31, (unaudited)		Year Ended December 31, (unaudited)
	2020	2019	2020	2019

	(In millions)
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	$532	$520	$1,803	$2,237
Changes in operating assets and liabilities	(46)	(234)	(470)	(595)
Net cash provided by (used in) operating activities	$486	$286	$1,333	$1,642
Hess Corporation will review fourth quarter financial and operating results and other matters on a webcast at 10 a.m. today (EDT).  For details about the event, refer to the Investor Relations section of our website at www.hess.com.
Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas.  More information on Hess Corporation is available at www.hess.com.

Forward-looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; estimates of our crude oil and natural gas reserves and levels of production; benchmark prices of crude oil, NGLs and natural gas and our associated realized price differentials; our projected budget and capital and exploratory expenditures; expected timing and completion of our development projects; and future economic and market conditions in the oil and gas industry.
Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. The following important factors could cause actual results to differ materially from those in our forward-looking statements: fluctuations in market prices of crude oil, NGLs and natural gas and competition in the oil and gas exploration and production industry, including as a result of the global COVID-19 pandemic; reduced demand for our products, including due to the global COVID-19 pandemic or the outbreak of any other public health threat, or due to the impact of competing or alternative energy products and political conditions and events; potential failures or delays in increasing oil and gas reserves, including as a result of unsuccessful exploration activity, drilling risks and unforeseen reservoir conditions, and in achieving expected production levels; changes in tax, property, contract and other laws, regulations and governmental actions applicable to our business, including legislative and regulatory initiatives regarding environmental concerns, such as measures to limit greenhouse gas emissions and flaring as well as fracking bans; disruption or interruption of our operations due to catastrophic events, such as accidents, severe weather, geological events, shortages of skilled labor, cyber-attacks or health measures related to the COVID-19 pandemic; the ability of our contractual counterparties to satisfy their obligations to us, including the operation of joint ventures under which we may not control; unexpected changes in technical requirements for constructing, modifying or operating exploration and production facilities and/or the inability to timely obtain or maintain necessary permits; availability and costs of employees and other personnel, drilling rigs, equipment, supplies and other required services; any limitations on our access to capital or increase in our cost of capital, including as a result of weakness in the oil and gas industry or negative outcomes within commodity and financial markets; liability resulting from litigation, including heightened risks associated with being a general partner of Hess Midstream LP; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission (SEC).
As and when made, we believe that our forward-looking statements are reasonable. However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.
Non-GAAP financial measures
The Corporation has used non-GAAP financial measures in this earnings release.  “Adjusted net income (loss)” presented in this release is defined as reported net income (loss) attributable to Hess Corporation excluding items identified as affecting comparability of earnings between periods.  “Net cash provided by (used in) operating activities before changes in operating assets and liabilities” presented in this release is defined as Net cash provided by (used in) operating activities excluding changes in operating assets and liabilities.  Management uses adjusted net income (loss) to evaluate the Corporation’s operating performance and believes that investors’ understanding of our performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations.  Management believes that net cash provided by (used in) operating activities before changes in operating assets and liabilities demonstrates the Corporation’s ability to internally fund capital expenditures, pay dividends and service debt.  These measures are not, and should not be viewed as, a substitute for U.S. GAAP net income (loss) or net cash provided by (used in) operating activities.  A reconciliation of reported net income (loss) attributable to Hess Corporation (U.S. GAAP) to adjusted net income (loss), and a reconciliation of net cash provided by (used in) operating activities (U.S. GAAP) to net cash provided by (used in) operating activities before changes in operating assets and liabilities are provided in the release.
Cautionary Note to Investors
We use certain terms in this release relating to resources other than proved reserves, such as unproved reserves or resources.  Investors are urged to consider closely the oil and gas disclosures in Hess Corporation’s Form 10-K, File No. 1-1204, available from Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036 c/o Corporate Secretary and on our website at www.hess.com.  You can also obtain this form from the SEC on the EDGAR system.

For Hess Corporation
Investor Contact:
Jay Wilson
(212) 536-8940
Media Contacts:
Lorrie Hecker
(212) 536-8250
Jamie Tully
Sard Verbinnen & Co
(312) 895-4700

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	Fourth Quarter 2020	Fourth Quarter 2019	Third Quarter 2020
Income Statement

Revenues and non-operating income
Sales and other operating revenues	$1,321	$1,683	$1,159
Gains on asset sales, net	79	—	—
Other, net	17	16	17
Total revenues and non-operating income	1,417	1,699	1,176
Costs and expenses
Marketing, including purchased oil and gas	281	428	221
Operating costs and expenses	313	365	308
Production and severance taxes	32	52	34
Exploration expenses, including dry holes and lease impairment	60	106	71
General and administrative expenses	82	131	84
Interest expense	118	95	118
Depreciation, depletion and amortization	486	586	518
Total costs and expenses	1,372	1,763	1,354
Income (loss) before income taxes	45	(64)	(178)
Provision (benefit) for income taxes	72	119	5
Net income (loss)	(27)	(183)	(183)
Less: Net income (loss) attributable to noncontrolling interests	70	39	60
Net income (loss) attributable to Hess Corporation	$(97)	$(222)	$(243)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	Year Ended December 31,
	2020	2019
Income Statement

Revenues and non-operating income
Sales and other operating revenues	$4,667	$6,495
Gains on asset sales, net	87	22
Other, net	50	(7)
Total revenues and non-operating income	4,804	6,510
Costs and expenses
Marketing, including purchased oil and gas	936	1,736
Operating costs and expenses	1,218	1,237
Production and severance taxes	124	184
Exploration expenses, including dry holes and lease impairment	351	233
General and administrative expenses	357	397
Interest expense	468	380
Depreciation, depletion and amortization	2,074	2,122
Impairment	2,126	—
Total costs and expenses	7,654	6,289
Income (loss) before income taxes	(2,850)	221
Provision (benefit) for income taxes	(11)	461
Net income (loss)	(2,839)	(240)
Less: Net income (loss) attributable to noncontrolling interests	254	168
Net income (loss) attributable to Hess Corporation	(3,093)	(408)
Less: Preferred stock dividends	—	4
Net income (loss) attributable to Hess Corporation common stockholders	$(3,093)	$(412)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	December 31,
	2020	2019
Balance Sheet Information
Assets
Cash and cash equivalents	$1,739	$1,545
Other current assets	1,342	1,611
Property, plant and equipment – net	14,115	16,814
Operating lease right-of-use assets – net	426	447
Finance lease right-of-use assets – net	168	299
Other long-term assets	1,031	1,066
Total assets	$18,821	$21,782
Liabilities and equity
Current maturities of long-term debt	$10	$—
Current portion of operating and finance lease obligations	81	199
Other current liabilities	1,532	2,311
Long-term debt	8,286	7,142
Long-term operating lease obligations	478	353
Long-term finance lease obligations	220	238
Other long-term liabilities	1,879	1,833
Total equity excluding other comprehensive income (loss)	6,121	9,431
Accumulated other comprehensive income (loss)	(755)	(699)
Noncontrolling interests	969	974
Total liabilities and equity	$18,821	$21,782

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	December 31,
	2020	2019
Total Debt
Hess Corporation	$6,386	$5,389
Midstream (a)	1,910	1,753
Hess Consolidated	$8,296	$7,142
(a) Midstream debt is non-recourse to Hess Corporation.

	December 31,
	2020	2019
Debt to Capitalization Ratio (a)
Hess Consolidated	57.4%	43.2%
Hess Corporation as defined in debt covenants	47.5%	39.6%
(a)Includes finance lease obligations.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Interest Expense
Gross interest expense – Hess Corporation	$94	$88	$373	$355
Less: Capitalized interest – Hess Corporation	—	(11)	—	(38)
Interest expense – Hess Corporation	94	77	373	317
Interest expense – Midstream (a)	24	18	95	63
Interest expense – Consolidated	$118	$95	$468	$380
(a)Midstream interest expense is reported in the Midstream operating segment.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	Fourth Quarter 2020	Fourth Quarter 2019	Third Quarter 2020
Cash Flow Information

Cash Flows from Operating Activities
Net income (loss)	$(27)	$(183)	$(183)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gains on asset sales, net	(79)	—	—
Depreciation, depletion and amortization	486	586	518
Exploratory dry hole costs	26	39	31
Exploration lease and other impairment	3	3	10
Pension settlement loss	—	5	—
Stock compensation expense	16	19	16
Noncash (gains) losses on commodity derivatives, net	73	29	68
Provision (benefit) for deferred income taxes and other tax accruals	34	22	8
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	532	520	468
Changes in operating assets and liabilities	(46)	(234)	(332)
Net cash provided by (used in) operating activities	486	286	136
Cash Flows from Investing Activities
Additions to property, plant and equipment - E&P	(319)	(713)	(327)
Additions to property, plant and equipment - Midstream	(55)	(112)	(99)
Proceeds from asset sales, net of cash sold	482	—	—
Other, net	(1)	—	—
Net cash provided by (used in) investing activities	107	(825)	(426)
Cash Flows from Financing Activities
Net borrowings (repayments) of debt with maturities of 90 days or less	6	(144)	74
Debt with maturities of greater than 90 days:
Borrowings	—	760	—
Repayments	—	—	—
Payments on finance lease obligations	(1)	(2)	(3)
Cash dividends paid	(76)	(75)	(76)
Noncontrolling interests, net	(67)	(312)	(66)
Other, net	(1)	(6)	—
Net cash provided by (used in) financing activities	(139)	221	(71)
Net Increase (Decrease) in Cash and Cash Equivalents	454	(318)	(361)
Cash and Cash Equivalents at Beginning of Period	1,285	1,863	1,646
Cash and Cash Equivalents at End of Period	$1,739	$1,545	$1,285

Additions to Property, Plant and Equipment included within Investing Activities
Capital expenditures incurred	$(391)	$(920)	$(367)
Increase (decrease) in related liabilities	17	95	(59)
Additions to property, plant and equipment	$(374)	$(825)	$(426)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	Year Ended December 31,
	2020	2019
Cash Flow Information

Cash Flows from Operating Activities
Net income (loss)	$(2,839)	$(240)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gains on asset sales, net	(87)	(22)
Depreciation, depletion and amortization	2,074	2,122
Impairment	2,126	—
Exploratory dry hole costs	192	49
Exploration lease and other impairment	51	17
Pension settlement loss	—	93
Stock compensation expense	79	85
Noncash (gains) losses on commodity derivatives, net	260	116
Provision (benefit) for deferred income taxes and other tax accruals	(53)	17
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	1,803	2,237
Changes in operating assets and liabilities	(470)	(595)
Net cash provided by (used in) operating activities	1,333	1,642
Cash Flows from Investing Activities
Additions to property, plant and equipment - E&P	(1,896)	(2,433)
Additions to property, plant and equipment - Midstream	(301)	(396)
Payments for Midstream equity investments	—	(33)
Proceeds from asset sales, net of cash sold	493	22
Other, net	(3)	(3)
Net cash provided by (used in) investing activities	(1,707)	(2,843)
Cash Flows from Financing Activities
Net borrowings (repayments) of debt with maturities of 90 days or less	152	32
Debt with maturities of greater than 90 days:
Borrowings	1,000	760
Repayments	—	(8)
Payments on finance lease obligations	(7)	(49)
Common stock acquired and retired	—	(25)
Cash dividends paid	(309)	(316)
Noncontrolling interests, net	(261)	(353)
Other, net	(7)	11
Net cash provided by (used in) financing activities	568	52
Net Increase (Decrease) in Cash and Cash Equivalents	194	(1,149)
Cash and Cash Equivalents at Beginning of Year	1,545	2,694
Cash and Cash Equivalents at End of Year	$1,739	$1,545

Additions to Property, Plant and Equipment included within Investing Activities
Capital expenditures incurred	$(1,931)	$(2,992)
Increase (decrease) in related liabilities	(266)	163
Additions to property, plant and equipment	$(2,197)	$(2,829)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	Fourth Quarter 2020	Fourth Quarter 2019	Third Quarter 2020
Capital and Exploratory Expenditures

E&P Capital and exploratory expenditures
United States
North Dakota	$72	$369	$86
Offshore and Other	40	173	61
Total United States	112	542	147
Guyana	224	274	160
Malaysia and JDA	25	28	21
Other International (a)	10	32	3
E&P Capital and exploratory expenditures	$371	$876	$331

Total exploration expenses charged to income included above	$31	$64	$30

Midstream Capital expenditures	$51	$108	$66

	Year Ended December 31,
	2020	2019
Capital and Exploratory Expenditures

E&P Capital and exploratory expenditures
United States
North Dakota	$661	$1,312
Offshore and Other	258	471
Total United States	919	1,783
Guyana	743	783
Malaysia and JDA	99	109
Other International (a)	25	68
E&P Capital and exploratory expenditures	$1,786	$2,743

Total exploration expenses charged to income included above	$108	$167

Midstream Capital expenditures	$253	$416
(a)Other International includes Denmark and Libya and other non-producing countries.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	Fourth Quarter 2020
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$904		$417		$1,321
Gains on asset sales, net	79		—		79
Other, net	12		2		14
Total revenues and non-operating income	995		419		1,414
Costs and expenses
Marketing, including purchased oil and gas (a)	267		34		301
Operating costs and expenses	158		92		250
Production and severance taxes	30		2		32
Midstream tariffs	243		—		243
Exploration expenses, including dry holes and lease impairment	36		24		60
General and administrative expenses	43		8		51
Depreciation, depletion and amortization	325		121		446
Total costs and expenses	1,102		281		1,383
Results of operations before income taxes	(107)		138		31
Provision (benefit) for income taxes	—		70		70
Net income (loss) attributable to Hess Corporation	$(107)	(b)	$68	(c)	$(39)

	Fourth Quarter 2019
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,327		$356		$1,683
Other, net	3		4		7
Total revenues and non-operating income	1,330		360		1,690
Costs and expenses
Marketing, including purchased oil and gas (a)	456		8		464
Operating costs and expenses	194		82		276
Production and severance taxes	50		2		52
Midstream tariffs	213		—		213
Exploration expenses, including dry holes and lease impairment	71		35		106
General and administrative expenses	56		7		63
Depreciation, depletion and amortization	414		133		547
Total costs and expenses	1,454		267		1,721
Results of operations before income taxes	(124)		93		(31)
Provision (benefit) for income taxes	—		33		33
Net income (loss) attributable to Hess Corporation	$(124)	(d)	$60		$(64)
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax gains from realized crude oil hedging activities of $84 million (noncash premium amortization: $63 million; cash settlement:  $147 million).
(c)Includes after-tax gains from realized crude oil hedging activities of $28 million (noncash premium amortization: $10 million; cash settlement:  $38 million).
(d)Includes after-tax losses from realized crude oil hedging activities of $2 million (noncash premium amortization: $29 million; cash settlement: $27 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	Third Quarter 2020
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$918		$241		$1,159
Other, net	6		4		10
Total revenues and non-operating income	924		245		1,169
Costs and expenses
Marketing, including purchased oil and gas (a)	246		(2)		244
Operating costs and expenses	138		90		228
Production and severance taxes	33		1		34
Midstream tariffs	237		—		237
Exploration expenses, including dry holes and lease impairment	69		2		71
General and administrative expenses	46		7		53
Depreciation, depletion and amortization	388		90		478
Total costs and expenses	1,157		188		1,345
Results of operations before income taxes	(233)		57		(176)
Provision (benefit) for income taxes	—		6		6
Net income (loss) attributable to Hess Corporation	$(233)	(b)	$51	(c)	$(182)
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax gains from realized crude oil hedging activities of $123 million (noncash premium amortization: $61 million; cash settlement:  $184 million).
(c)Includes after-tax gains from realized crude oil hedging activities of $20 million (noncash premium amortization: $7 million; cash settlement:  $27 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	Year Ended December 31, 2020
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$3,604		$1,063		$4,667
Gains on asset sales, net	79		—		79
Other, net	18		13		31
Total revenues and non-operating income	3,701		1,076		4,777
Costs and expenses
Marketing, including purchased oil and gas (a)	1,043		24		1,067
Operating costs and expenses	564		331		895
Production and severance taxes	118		6		124
Midstream tariffs	946		—		946
Exploration expenses, including dry holes and lease impairment	284		67		351
General and administrative expenses	176		30		206
Depreciation, depletion and amortization	1,480		435		1,915
Impairment	697		1,429		2,126
Total costs and expenses	5,308		2,322		7,630
Results of operations before income taxes	(1,607)		(1,246)		(2,853)
Provision (benefit) for income taxes	—		(12)		(12)
Net income (loss) attributable to Hess Corporation	$(1,607)	(b)	$(1,234)	(c)	$(2,841)

	Year Ended December 31, 2019
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$5,043		$1,452		$6,495
Gains on asset sales, net	22		—		22
Other, net	4		47		51
Total revenues and non-operating income	5,069		1,499		6,568

Costs and expenses
Marketing, including purchased oil and gas (a)	1,798		51		1,849
Operating costs and expenses	693		278		971
Production and severance taxes	176		8		184
Midstream tariffs	722		—		722
Exploration expenses, including dry holes and lease impairment	144		89		233
General and administrative expenses	176		28		204
Depreciation, depletion and amortization	1,489		488		1,977
Total costs and expenses	5,198		942		6,140
Results of operations before income taxes	(129)		557		428
Provision (benefit) for income taxes	—		375		375
Net income (loss) attributable to Hess Corporation	$(129)	(d)	$182		$53
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax gains from realized crude oil hedging activities of $452 million (noncash premium amortization: $230 million; cash settlement:  $682 million).
(c)Includes after-tax gains from realized crude oil hedging activities of $95 million (noncash premium amortization: $30 million; cash settlement:  $125 million).
(d)Includes after-tax gains from realized crude oil hedging activities of $1 million (noncash premium amortization: $116 million; cash settlement:  $117 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	Fourth Quarter 2020	Fourth Quarter 2019	Third Quarter 2020
Net Production Per Day (in thousands)

Crude oil - barrels
United States
North Dakota (a)	97	106	108
Offshore (b)	24	46	34
Total United States	121	152	142
Guyana	26	1	19
Malaysia and JDA	3	5	3
Other International (c)	17	25	4
Total	167	183	168

Natural gas liquids - barrels
United States
North Dakota (a)	61	46	58
Offshore (b)	3	6	5
Total United States	64	52	63

Natural gas - mcf
United States
North Dakota (a)	185	133	194
Offshore	31	105	60
Total United States	216	238	254
Malaysia and JDA	315	357	282
Other International (c)	7	23	4
Total	538	618	540

Barrels of oil equivalent	321	338	321
(a)Net production from the Bakken was 189,000 boepd in the fourth quarter of 2020, 174,000 boepd in the fourth quarter of 2019 and 198,000 boepd in the third quarter of 2020.
(b)The Corporation sold its working interest in the Shenzi Field in the deepwater Gulf of Mexico in the fourth quarter of 2020. Net production from the Shenzi Field was 3,000 boepd in the fourth quarter of 2020, 12,000 boepd in the fourth quarter of 2019 and 9,000 boepd in the third quarter of 2020.
(c)Other International includes production from Denmark and Libya. Libya net production was 12,000 boepd in the fourth quarter of 2020 and 22,000 boepd in the fourth quarter of 2019. Libya net production in the third quarter of 2020 was zero due to force majeure.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	Year Ended December 31,
	2020	2019
Net Production Per Day (in thousands)

Crude oil - barrels
United States
North Dakota (a)	107	94
Offshore (b)	38	46
Total United States	145	140
Guyana	20	—
Malaysia and JDA	4	4
Other International (c)	9	25
Total	178	169

Natural gas liquids - barrels
United States
North Dakota (a)	56	42
Offshore (b)	5	5
Total United States	61	47

Natural gas - mcf
United States
North Dakota (a)	180	110
Offshore	76	91
Total United States	256	201
Malaysia and JDA	291	351
Other International (c)	7	20
Total	554	572

Barrels of oil equivalent	331	311
(a)Net production from the Bakken was 193,000 boepd for the year ended December 31, 2020 and 152,000 boepd for the year ended December 31, 2019.
(b)The Corporation sold its working interest in the Shenzi Field in the deepwater Gulf of Mexico in the fourth quarter of 2020. Net production from the Shenzi Field was 9,000 boepd for the year ended December 31, 2020 and 12,000 boepd for the year ended December 31, 2019.
(c)Other International includes production from Denmark and Libya. Libya net production was 4,000 boepd in 2020 and 21,000 boepd in 2019.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	Fourth Quarter 2020	Fourth Quarter 2019	Third Quarter 2020
Sales Volumes Per Day (in thousands) (a)
Crude oil - barrels	184	179	164
Natural gas liquids - barrels	64	52	63
Natural gas - mcf	538	618	540
Barrels of oil equivalent	338	334	317

Sales Volumes (in thousands) (a)
Crude oil - barrels (b)	16,974	16,467	15,134
Natural gas liquids - barrels	5,842	4,749	5,768
Natural gas - mcf	49,542	56,810	49,674
Barrels of oil equivalent	31,073	30,684	29,181

	Year Ended December 31,
	2020	2019
Sales Volumes Per Day (in thousands) (a)
Crude oil - barrels	167	167
Natural gas liquids - barrels	61	47
Natural gas - mcf	554	572
Barrels of oil equivalent	320	309

Sales Volumes (in thousands) (a)
Crude oil - barrels (b)	60,924	61,061
Natural gas liquids - barrels	22,397	17,067
Natural gas - mcf	202,917	208,665
Barrels of oil equivalent	117,141	112,906
(a)Sales volumes from purchased crude oil, natural gas liquids, and natural gas are not included in the sales volumes reported.
(b)Crude oil loaded and stored on VLCCs increased by a net 0.5 million barrels in the third quarter of 2020. A net 4.2 million barrels was loaded and stored on VLCCs during the year ended December 31, 2020.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	Fourth Quarter 2020	Fourth Quarter 2019	Third Quarter 2020
Average Selling Prices

Crude oil - per barrel (including hedging)
United States
North Dakota	$42.69	$51.83	$43.20
Offshore	47.59	56.48	48.56
Total United States	43.65	53.25	44.55
Guyana	49.56	—	52.60
Malaysia and JDA	37.80	62.18	42.59
Other International (a)	50.22	64.01	50.38
Worldwide	45.32	54.90	45.60

Crude oil - per barrel (excluding hedging)
United States
North Dakota	$36.46	$52.01	$33.69
Offshore	41.36	56.68	38.39
Total United States	37.42	53.43	34.87
Guyana	43.96	—	42.82
Malaysia and JDA	37.80	62.18	42.59
Other International (a)	44.63	64.01	44.38
Worldwide	39.45	55.05	36.17

Natural gas liquids - per barrel
United States
North Dakota	$15.93	$13.81	$11.68
Offshore	13.07	14.31	11.03
Worldwide	15.80	13.87	11.63

Natural gas - per mcf
United States
North Dakota	$1.67	$1.49	$1.18
Offshore	1.42	1.90	1.13
Total United States	1.64	1.67	1.17
Malaysia and JDA	4.57	4.64	4.53
Other International (a)	2.27	4.23	2.87
Worldwide	3.35	3.48	2.94
(a)Other International includes prices related to production from Denmark and Libya.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	Year Ended December 31,
	2020	2019
Average Selling Prices

Crude oil - per barrel (including hedging)
United States
North Dakota	$42.63	$53.19
Offshore	45.92	59.18
Total United States	43.56	55.15
Guyana	46.41	—
Malaysia and JDA	37.91	61.81
Other International (a)	51.37	65.22
Worldwide	44.28	56.77

Crude oil - per barrel (excluding hedging)
United States
North Dakota	$33.87	$53.18
Offshore	36.55	59.17
Total United States	34.63	55.14
Guyana	37.40	—
Malaysia and JDA	37.91	61.81
Other International (a)	43.42	65.22
Worldwide	35.52	56.76

Natural gas liquids - per barrel
United States
North Dakota	$11.29	$13.20
Offshore	8.94	13.31
Worldwide	11.10	13.21

Natural gas - per mcf
United States
North Dakota	$1.27	$1.59
Offshore	1.23	2.12
Total United States	1.26	1.83
Malaysia and JDA	4.47	5.04
Other International (a)	3.41	4.63
Worldwide	2.98	3.90
(a)Other International includes prices related to production from Denmark and Libya.

The following is a summary of the Corporation’s outstanding crude oil put options for 2021:

	WTI	Brent
Barrels of oil per day	100,000	20,000
Average monthly strike price	$45	$50